EXHIBIT 99.4

Liquor Group CEO Sells Cadillac Margarita to Landry's Restaurants

Oct. 20, 2009 (GlobeNewswire) --

JACKSONVILLE, Fla., Oct. 20, 2009 (GLOBE NEWSWIRE) -- C. J. Eiras, CEO of Liquor Group Wholesale, Inc. (OTCBB:LIQR), completes sale of the Cadillac Margarita Trademark Alcohol Brand to Landry's Restaurants (NYSE:LNY).

The Cadillac Margarita Trademarked brand, a popular product sold in the U.S. and Canada, distributed through Liquor Group, was privately owned by Urban Brands & Spirits, one of Eiras' multiple alcohol brand-holding companies. Eiras is well known in the beverage industry for creating, developing, owning and operating multiple award winning alcohol brands including: Happy Vodka & related Happy brands, Wild Orchid Wineries Worldwide, Party-A-Go-Go Pre-Mixed Martinis, Lucky Liquor Brands and Wild Horses Whisky & Bourbon.

"The negotiators on Landry's behalf were both skillful and pleasant to work with..." said Eiras. Recently Eiras sold the Hype trademarked Energy Drink to an International conglomerate (see Hype.com), and just as the details of that transaction, the terms of sale of the Cadillac Margarita Trademarked brand are strictly confidential.

About Liquor Group Wholesale

Liquor Group Wholesale (OTCBB:LIQR) is an emerging liquor and wine distribution company representing more than 1800 spirits and wine products with operations in 32 U.S. States, focused on providing a distribution channel for Mid-Market, Nationally and Internationally recognized alcohol beverage products. Operations consist of the conveyance of goods from manufacturer to state level distributor, with a focus on the consolidation of distribution operations from concept to purveyor.

The    Liquor    Group     Wholesale,     Inc.     logo    is    available    at
http://www.globenewswire.com/newsroom/prs/?pkgid=5642

About Landry's Restaurants, Inc.

Landry's Restaurants, Inc. (NYSE:LNY) is a restaurant, hospitality, and entertainment company, engaged in ownership and operation of full-service casual dining restaurants and gaming facilities in the USA and Canada. The company operates restaurants under the names: Rainforest Cafe, Saltgrass Steak House, Landry's Seafood House, The Crab House, Charley's Crab, and The Chart House. The company owns and operates Kemah Boardwalk, in Texas and operates the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada. As of December 31, 2008, it owned and operated approximately 175 full-service and limited-service restaurants in 27 states and Canada and was founded in 1980.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

CONTACT:  Liquor Group Wholesale
          Jason Bandy
          (904) 285-5885

Source: GlobeNewswire (October 20, 2009 - 6:02 AM EDT)

News by QuoteMedia